Exhibit 99.1
AMB PROPERTY CORPORATION ANNOUNCES TENDER OFFER
BY AMB PROPERTY, L.P. FOR ANY AND ALL
OF AMB PROPERTY, L.P.’S 8% NOTES DUE 2010
AND 5.45% NOTES DUE 2010
SAN FRANCISCO, April 28, 2009 — AMB Property Corporation (NYSE:AMB) announced today the commencement of a cash tender offer by its operating partnership, AMB Property, L.P., for any and all of AMB Property, L.P.’s outstanding 8% Notes due 2010 and any and all of AMB Property, L.P.’s outstanding 5.45% Notes due 2010 (collectively, the “Notes”). There is currently $75 million aggregate principal amount of the 8% Notes due 2010 and $175 million aggregate principal amount of the 5.45% Notes due 2010 outstanding. The tender offer will expire at 5:00 p.m., New York City time, on Tuesday, May 5, 2009, unless extended or earlier terminated (the “Expiration Time”). The terms and conditions of the tender offer are set forth in an Offer to Purchase dated April 28, 2009 (the “Offer to Purchase”) and related Letter of Transmittal, which together constitute the offer.
The purchase price to be paid for Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Time is set forth in the table below:

		Aggregate
		Principal	Purchase Price Per
CUSIP		Amount	$1,000 Principal
Number	Title of Security	Outstanding	Amount of Notes
00163X AB6	8.00% Medium Term Notes due 2010	$75,000,000	$1,000.00
00163X AL4	5.45% Medium Term Notes due 2010	$175,000,000	$1,000.00
AMB Property, L.P. will pay the purchase price plus accrued and unpaid interest in respect of any Notes accepted for purchase in the offer up to, but not including, the date of payment for the Notes, which is expected to be the next business day following the Expiration Time.
As described in the Offer to Purchase, tendered Notes may be withdrawn on or before the Expiration Time, but may not be withdrawn after the Expiration Time. Withdrawn Notes may be re-tendered at any time prior to the Expiration Time. The offer is subject to certain customary conditions, but is not conditioned on the tender of a minimum principal amount of Notes. AMB Property, L.P. may amend, extend or, subject to certain conditions, terminate the offer at any time.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The offer is only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of AMB Property Corporation, AMB Property, L.P., the dealer manager, the depositary, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the offer.
AMB Property, L.P. has engaged J.P. Morgan Securities Inc. to act as dealer manager for the offer and Global Bondholder Services Corporation to act as information agent and depositary for the offer. Requests for documents may be directed to Global Bondholder Services Corporation at 866.540.1500 (U.S. toll free) or at 212.430.3774 (collect), or in writing to 65 Broadway, Suite 723, New York, NY 10006, Attention: Corporate Actions. Questions regarding the offer may be directed to J.P. Morgan Securities Inc. at 212.834.3118 or 866.834.4666 (U.S. toll free).
AMB Property Corporation.(R) Local partner to global trade.(TM)
AMB Property Corporation® is a leading owner, operator and developer of industrial real estate, focused on major hub and gateway distribution markets in the Americas, Europe and Asia. As of March 31, 2009, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 159.0 million square feet (14.8 million square meters) in 48 markets within 14 countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.
Some of the information included in this press release contains forward-looking statements, such as statements related to the cash tender offer for any and all of the outstanding Notes. Because these forward-looking statements involve numerous risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in the forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “forecasting, “ “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements are qualified in their entirety by this statement. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements contained in this press release: any material adverse change in the financial or securities markets within or outside the United States or in political, financial or economic conditions within or outside the United States or any material outbreak or material escalation of hostilities within or outside the United States or declaration by the United States of a national emergency or war or other material calamity or crisis within or outside the United States, including, without limitation, an act of terrorism, any suspension or limitation of trading in securities generally or in any of the securities of AMB by the SEC, by any exchange that lists such securities or in any over-the-counter market, any declaration by any governmental authority of a general banking moratorium, any financial market fluctuations, actual or perceived changes in general economic conditions, global trade or in the real estate sector, inflation risks, an actual or perceived downturn in the U.S., California or global economy, any amendment, extension or termination of the tender offer, and certain other matters discussed under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2008.
SOURCE: AMB Property Corporation
CONTACT:
AMB CONTACTS

Tracy A. Ward	Rachel E. M. Bennett
Vice President, IR & Corporate Communications	Director, Media & Public Relations
Direct +1 415 733 9565	Direct +1 415 733 9532
Email tward@amb.com	Email rbennett@amb.com